EXHIBIT 10.1

Procurement Frame Contract
Ref.: Airbus/MAT/CON/353
between

EADS Deutschland GmbH
Postfach
81663 Munich/Germany

- hereafter called “Purchaser” -

and

RTI International Metals Inc.
P.O. Box 269
1000 Warren Avenue
Niles, Ohio 44446-0269, U.S.A.

- hereafter called “Supplier” -

Between

EADS Deutschland GmbH
Postfach 80 11 60
81663 Munich / Germany

German “Gesellschaft mit beschränkter Haftung” (GmbH) having a share capital of Ten Million Euros whose registered office is located in Munich, registered in the Munich Trade and Company register under HRB 107 648 Amtsgericht Muenchen and whose national V.A.T. identification number is DE167015661.

EADS Deutschland GmbH being the corporate entity legally responsible for contract adherence by EADS and the Beneficiary Companies.

Represented by Antoine GAUGLER in his/her capacity as EADS Lead Buyer for Titanium Wrought Products.

Hereinafter referred to as the “Purchaser”, being the Lead Buyer for the EADS Group of Companies. The Lead Buyer for the EADS Group of Companies having the responsibility for contract adherence for EADS.

And

RTI International Metals Inc.
P.O. Box 269
1000 Warren Avenue
Niles, Ohio 44446-0269, U.S.A.

RTI International Metals, Inc., with headquarters located at 1000 Warren Avenue, Niles, Ohio 44446, USA, incorporated under the laws of the State of Ohio.

Represented by David Hall in his capacity as Managing Director, RTI Europe Ltd, a subsidiary of RTI International Metals, Inc.

Hereinafter referred to as the “Supplier”

RECORD OF CONTRACT AMENDMENTS

Amendments	Article(s) Modified	Purpose of Modification

PREAMBLE

Whereas:

EADS has been constituted from various companies with the aim to achieve optimum performance in all areas including the supply chain, one tool for improving performance being this frame contract;

The Purchaser is in charge of coordinating the joint procurement of the EADS group of companies, and in the capacity of Lead Buyer for EADS is responsible for contract adherence for EADS and has the authority to act on behalf of the Beneficiary Companies;

The Purchaser has to face a fluctuating and highly competitive market, implying the maintenance of its products and services at a high level of competitiveness and quality, and constant adaptation to the requirements of the Purchaser’s Customers;

The Purchaser wishes to entrust the supply of Titanium Wrought Products to a professional supplier specialising in the said supply and capable of:

•	complying in the long term with the technical, commercial, industrial, safety, quality and support requirements such as specified by the Purchaser and those derived from the practices of the aeronautics industry;

•	maintaining and constantly improving the competitiveness of its products and associated services, particularly in terms of quality and of cost and manufacturing / delivery cycle reduction of the said products and associated services;

•	operating in an international co-operation framework;

•	assuming part of the risks and constraints inherent in EADS programmes

The Supplier is a leading producer of superior quality titanium mill products for the aerospace industry, which as acknowledged above, is a fluctuating and highly competitive market. The titanium industry in which the Supplier operates is also highly competitive and has historically operated under cyclical conditions.

Supplier is subjected to the intense competitive nature of the titanium industry, as well as the cyclicality and competitiveness of the aerospace industry. Due to the nature of these industries in which Supplier participates, the impact on Suppliers business is subject to market impacts that can significantly affect Supplier’s ability to manufacture its products in an efficient and effective manner, consistent with good business practices.

Supplier wishes to more efficiently and effectively manage its manufacturing capabilities by utilising long-term agreements for the sale of its products in order to optimise mill performance, raw material ordering and availability, and operations scheduling;

The Supplier, having full knowledge of the high level of aeronautics-related requirements in terms of quality, safety, airworthiness, continuity and competitiveness, has replied favourably to the Purchaser’s request for proposals and declares, as a professional and specialist of this type of manufacture, that it possesses the technical potential, know-how and resources necessary to design, develop, manufacture, deliver and support the Products to be supplied to the Purchaser and the Beneficiary Companies in this context;

In order to meet the commitments hereunder, the Supplier shall have to make capacity expansions and shall rely upon the benefits of the Contract to recover its investment:

•	by signing the Contract: the Supplier accepts to manufacture, deliver and sell the Products in compliance with the terms and conditions of the Contract;

•	the Supplier commits to supply all EADS Beneficiary Companies without preference to one or the other at the best world market levels offered by the Supplier for similar products with similar technical requirements and at similar levels of service;

•	the Purchaser commits to support the Sponge requirements by providing for, and committing, sources of titanium Sponge sufficient to produce the mill products requirements of this Contract.

NOW THEREFORE the Parties have agreed as follows:

Article 1:	TERMINOLOGY

For the purpose of Contract execution and interpretation, the following terms, singular or plural, shall have the following meanings whenever the first letter of the term is a capital letter:

“Aerospace Related Products”:  means

either: aircraft or apparatus or vehicles for launching, supporting or testing such aircraft including aerial drone aircraft or: vehicles, instruments or other apparatus capable of operation in the air (inside and/ or outside the earth’s atmosphere) including manned or unmanned spacecraft or vehicles or apparatus for launching, supporting or testing the foregoing, and including missiles or: vehicles or instruments or other apparatus or products intended primarily for use in the defence area.

“Aviation Authorities”:  means Airworthiness Authorities such as DGAC, CAA, LBA, DAC, FAA.

“Beneficiary Companies”:  means the EADS companies located in the European Union listed in Appendix 6 (List of Beneficiary Companies) and which are authorized to place Procurement Orders, provided no binding contracts exist between the said EADS companies and Business Units with the Supplier.

“Business Day”:  shall mean any day other than Saturday, Sunday, or legal holiday in the State of Ohio.

“Calendar Day”:  shall mean the consecutive days of the week or month without regard to Saturdays, Sundays or legal holidays.

“Contract”:  means this document, all the Appendices hereto, as well as its Amendments as and when applicable.

“Counter-Acceptance”:  means inspection by the Purchaser, or the Beneficiary Company placing the Procurement Order, of the apparent Product conformity, performed after delivery to a Plant. The Counter-Acceptance is a right of the Purchaser, or the Beneficiary Company, which does not prejudice in any manner whatsoever the right of recourse for faulty workmanship and/or hidden defects detected on the Product, the warranty and/or other liabilities.

“Customer”:  means the Aerospace Related Product end user(s), whether buyers or lessees.

“Defect”:  has the meaning defined by standard ISO 9000:2002.

“Delivery Date”:  shall mean the date when the product arrives at the European facility designated in the Procurement Order.

“EDI”:  Electronic Data Interchange. EDI consists in the transfer between two computer systems of data structured according to an approved standard, organised in machine-readable message format, which can be processed automatically only in one possible way in compliance with legal requirements, as further defined in the Interchange Agreement to be negotiated.

Or “Web-EDI”:  in the case of transmission performed via Internet (Web Server and Browser) in compliance with the definition given in the Interchange Agreement.

“List of Applicable Documents” or “List”:  means the documents listed in Article 4 (Applicable Documents) and Appendix 4 (List of Applicable Documents), applicable to Product design, definition, manufacture, delivery and support.

“NCD”:  means the Non Conformity or Default as defined in standard ISO 9000:2001.

“Non Conformity”:  has the meaning defined by standard ISO 8402.

“Plant”:  means the Beneficiary Company’s Plant indicated in the Procurement Order and located in the European Union.

“Procurement Order”:  means the order placed for the Products which refers to the Contract, issued by the Purchaser or an EADS Beneficiary Company and transmitted to the Supplier according to the provisions of Article 7 (Logistics).

“Product”:  means titanium wrought products and associated services to be delivered / performed by the Supplier in pursuance of the Contract.

“Purchaser”:  means either EADS Deutschland GmbH or any of the EADS group companies as listed in Appendix 6 (List of Beneficiary Companies).

“Purchaser Enabled Supplier”:  means any agreed Supplier of the Purchaser which the Purchaser and Supplier have mutually agreed in writing may take advantage of the conditions of this contract based on similar service levels for items listed in Appendix 2 (List of Products, Product Prices and Volume), as listed in Appendix 8 (Purchaser’s Enabled Suppliers).

“Sponge”:  means titanium sponge, or a comparable substitution of qualified titanium ingots. It is contemplated that during the term of this Contract, Purchaser may be in a position to substitute titanium ingots in lieu of titanium Sponge in comparable quantities to satisfy the Sponge requirements necessary to produce the mill products hereunder. In such case, the parties agree to mutually negotiate the appropriate substitution quantities and prices.

“Technical Requirement Specifications”:  means the Purchaser’s document defining the Product in terms of technical requirements.

Article 2:	OBJECT, EXPRESSION OF NEEDS, SCOPE OF CONTRACT, CAPACITY

2.1	Object

The Contract defines the terms and conditions under which the Supplier shall deliver the Products:

(i) in compliance with the Purchaser’s technical requirements such as defined in Appendix 1 (Technical Requirements Specification);

(ii) as listed in Appendix 2 (List of Products, Product Prices and Volume).

Product supply shall take place according to the Procurement Orders placed with reference to the Contract, which will be:

(i) issued to suit the Purchaser’s or Beneficiary Company’s needs; and

(ii) sent to the Supplier in compliance with the provisions of Article 7 (Logistics).

The Contract defines the total volume by product category that the Purchaser and Beneficiary Companies shall purchase on an annual basis. The Purchaser shall be responsible for providing an independent supply of raw materials known as Sponge to support the products as shown in Appendix 2 (List of Products, Product Prices and Volume).

The Contract does not grant a guarantee of exclusivity.

2.2	Scope of Contract

The terms and conditions of the Contract shall apply to the Beneficiary Companies which will place their own Procurement Orders with the Supplier, with reference to the Contract, provided service terms and conditions do not vary.

The Supplier shall apply the same price, lead time and quality conditions as those applicable under the Contract to the Beneficiary Companies placing Procurement Orders on behalf of the Purchaser in pursuance of an

Aerospace Related Product Programme. Procurement Orders under this Agreement shall conspicuously reference RTI/EADS Contract Airbus/MAT/CON/353.

2.3	Capacity

Provided the Purchaser supplies the Supplier with accurate forecast updated on a minimum quarterly basis, the Supplier shall ensure that manufacturing capacity is and remains available to support the Purchaser’s requirements covered by this Contract and any associated Procurement Orders, unless higher volumes are required and mutually agreed upon.

2.4	Purchaser’s Enabled Suppliers

The Supplier shall be prepared, if required by the Purchaser, to enter into contractual arrangements with the Purchaser’s Enabled Suppliers, as defined herein, and to apply the same prices, lead times and quality conditions as are set out in this Contract to its commercial relationship with such Enabled Suppliers. The Purchaser’s Enabled Suppliers will place their own orders- in accordance with the terms of this Contract or as provided for in Article 2.4.10 below, pursuant to the Product programme or any programme to which the Product relates.

The Purchaser, the Supplier and certain of the Purchaser’s manufacturing suppliers (hereinafter “Enabled Suppliers”) have reached agreement regarding the Enabling of the supply of Products covered by this Contract from the Supplier to the Enabled Suppliers detailed in Appendix 8 (Purchaser Enabled Suppliers) hereto. The terms of Enabling of Product shall be as follows:

2.4.1 The Purchaser and the Supplier have agreed prices and leadtimes applicable to supply of all Product covered by this Contract.

2.4.2 The Purchaser shall issue to the Supplier, through this Contract, details of its Enabled Suppliers who shall be required to call-off Product covered by this Contract from the Supplier. Enabled Suppliers as have been agreed between the Purchaser and the Supplier for inclusion in the Contract are detailed in Annex 6 and Annex 8 hereto. This Annex may be updated from time to time to include new or delete existing Enabled Suppliers by mutual agreement between the Purchaser and the Supplier.

2.4.3 The Purchaser shall provide to the Supplier a bill of materials detailing, on a case-by-case basis, the Product required for each Enabled Supplier. This information shall be provided via the currently utilised ConBid allocation notification format. Individual Enabled Supplier work package requirements shall be allocated a specific number (the “Work Package Number”) and these shall be detailed via the current ConBid allocation notification format.

2.4.4 The prices and leadtimes detailed in Appendix 2 (List of Products, Product Prices and Volume) hereto shall apply to all Product called-off, whether such call-off is initiated by the Purchaser or an Enabled Supplier.

2.4.5 Where delivery requirements and associated costs, specific to an individual Enabled Supplier, are required these shall be negotiated and agreed between the Purchaser and the Supplier and the relevant details incorporated in Appendix 2 (List of Products, Product Prices and Volume) hereto. All associated costs shall be for the account of the affected Enabled Supplier.

2.4.6 Orders may be issued to the Supplier by either the Purchaser or Enabled Suppliers in accordance with the terms of this Contract. In any event Orders shall detail Product requirements in terms of part number (where applicable), Work Package Number, description, specification, quantity, Delivery Due Dates and price. Where Orders are placed on the Supplier by an Enabled Supplier payment for Product delivered in accordance with such Orders shall be the responsibility of and for the account of the Enabled Supplier.

2.4.7 Forecast volume requirements shall be detailed in Annex 9 (Forecast Volumes)hereto. The Parties recognise that these forecasts are for the purpose of planning deliveries of contract volumes only and do not constitute Orders.

2.4.8 In the event that the Supplier believes that any of the Enabled Suppliers are not calling-off Product against this Contract the Supplier shall notify the Purchaser who will undertake an investigation to resolve the situation as required.

2.4.9 The terms of this Article 2.4 shall be reflected in the contracts in place between the Purchaser and the Enabled Suppliers.

2.4.10 With the exception of Article 3 (Effective Date, Duration, Extension of Duration) and Article 19 (Termination) and those elements within Article 5 (Financial Provisions) related to agreement of the base prices of the Products as defined in Appendix 2 (List of Products, Product Prices and Leadtimes), Enabled Suppliers shall be entitled to invoke all the terms of this Contract in so far as they relate to the Product covered by and called-off against this Contract.

2.4.11 In the unlikely event that an Enabled Supplier’s payment performance is consistently unacceptable to the Supplier in relation to Product supplied in good faith in accordance with the terms of this Contract, the Supplier shall be entitled to approach the Purchaser to jointly review such issues and decided whether it is appropriate to continue with the Enabling of Product to such Enabled Supplier or whether alternative supply arrangements are required. However, the Supplier shall be obligated to demonstrate to the Purchaser all such alleged financial performance issues and actions undertaken to resolve such issues directly with the applicable Enabled Supplier.

Article 3:	EFFECTIVE DATE, DURATION, EXTENSION OF DURATION

3.1	Effective Date and Duration

The Contract shall be effective from 1 January 2006 and will remain in force until completion of the last Procurement Order committed for delivery before 31 December 2015 inclusive.

With effect from 1 January 2012, in the event that the Purchaser is unable to meet its commitment to supply Sponge sufficient to enable the Supplier to produce the Material requirements of this Contract, the Purchaser shall pay to the Supplier, as liquidated damages, a sum of six dollars and sixty cents per kilo ($6.60 / kg) for each kilogramme of Material not procured during the period 1 January 2012 through 31 December 2015 inclusive up to a maximum of sixty-two million, four hundred and nine thousand, six hundred US dollars ($62,409,600)

3.2	Extension of Duration

The Parties shall meet at the latest on 1 April 2015 to agree on a possible extension of the duration of the Contract. If for the purposes of contract extension, a re-negotiation of Product prices is necessary, the Parties agree that the reference price taken as a basis for such re-negotiations shall be the Product prices applicable in the last delivery year. If, for the purpose of the Contract extension, a re-negotiation of Product prices is necessary, the Parties hereby agree that such pricing will be mutually acceptable.

Any extension of the Contract duration shall be formalised by an Amendment to the Contract.

The obligations of each Party which are to continue to apply after the date of Contract expiry or termination, such as but not limited to those relating to Confidentiality and Intellectual Property and Product Liability Insurance in particular shall remain in force between the Parties.

Article 4:	APPLICABLE DOCUMENTS

4.1	List of Applicable Documents and Management of Document Changes

In addition to the documents listed in Appendix 4 (List of Applicable Documents), the documents below shall be considered as Applicable Documents:

(i) the Appendices to the Contract;

(ii) the documents transmitted by the Purchaser and neces; sary to the Supplier to comply with the specific manufacturing conditions imposed by the Purchaser, in particular the documents relating to specific technologies;

(iii) national or international standards and legal or regulatory documents; all relevant documents specific to the activity and tasks under Supplier’s responsibility. The Supplier is responsible for:

(a) obtaining from the publishers the national and international standards and all documents of a legal or regulatory nature;

(b) for complying with all such Applicable Documents; and

(c) for applying all revisions of such documents.

The supplemental List of Applicable Documents is given in Appendix 4 (List of Applicable Documents).

Any addition of a new document to the Applicable Documents List, or modification of the said List, will be notified to the Supplier by the submission of an amendment and an update of the List, in two (2) original copies, signed by the Purchaser. Except in the case of disagreement, the Supplier undertakes to return one (1) of the signed copies to the Purchaser. The above mentioned modification shall be applicable upon receipt of the signed copy by the Purchaser.

The date of signing of the amendment will be regarded as date of revision of the List.

Applicable Documents and associated updates provided by the Purchaser shall be transmitted to the Supplier by way of electronic transmission. In this case, if the List has not been updated and no objection is received from the Supplier within ten (10) business days following its transmission, the new issue of the said Documents shall be applicable at the end of the said period.

Unless otherwise agreed between the Parties, the Supplier undertakes to comply with the recommendations included in the said Applicable Documents and their updates, and to apply these Documents at their latest issue.

4.2	Persons Responsible for Applicable Documents

The Purchaser shall appoint a person responsible for ensuring delivery to the Supplier of the Applicable Documents and associated updates, and shall communicate his/her name to the Supplier.

The Supplier shall appoint a person responsible for:

(i) receiving all Applicable Documents;

(ii) distributing them to the different Supplier’s in-house departments or services; and

(iii) storing them under the conditions set forth in Article 18.1 (Assignment) and shall communicate his/her name to the Purchaser.

Article 5:  FINANCIAL PROVISIONS

5.1	Price

Individual Product prices, as specified in Appendix 2 (List of Products, Product Prices and Volume), are DDU IncoTerms 2000 to any destination within North America, the United Kingdom or mainland Europe specified by the Purchaser, all inclusive prices and taxes (excluding any applicable import duties or value added taxes), contractual, firm and non revisable under the Contract, except in the following cases:

(i) price revisions relating to Product technical modifications requested and approved by the Purchaser or Beneficiary Company;

(ii) price reductions agreed by the Parties in pursuance of the provisions defined in Article 5.3 (Cost Reductions);

(iii) delivery surcharge, to be agreed on a case-by-case basis, to destinations outside of North America, the United Kingdom or mainland Europe.

The price of each Product includes in particular all expenses relating to Product delivery, especially packing, packaging and transport of the Products to the place of delivery, as well as all taxes (excluding value added taxes), duties (except import duties), fees or other related contributions applicable in the Supplier’s country of origin which shall be borne by the Supplier and are in consideration of the minimum shipment quantities of one thousand kilograms (1,000 kg) for billet or fastener bloom or five hundred kilograms (500 kg) for all other Materials.

The Supplier shall be responsible for the costs associated with the procurement of Sponge, on an Enabled Supplier basis, from the Purchaser’s allocated Sponge supplier as detailed in Appendix 10 (Raw Material Supply). Sponge shall be supplied in accordance with the Supplier’s Sponge Specification and Supplier defined packaging, transportation and logistics requirements. The costs of such Sponge procurement activities are incorporated within the Product prices detailed in Appendix 2 (List of Products, Product Prices and Volume) and the Purchaser shall not be liable for any additional costs incurred unless agreed in writing between the Parties.

5.2	Currency

The currency used for invoicing and payment purposes is the United States Dollar ($ US).

5.3	Cost Reductions

The Supplier and the Purchaser shall work together in a proactive way to develop Cost Reductions. Individual Cost Reduction projects made by mutual agreement between the Supplier and the Purchaser, will detail a minimum target two percent (2%) of savings and timescales for completion.

5.4	Invoicing

Except in the case of EDI transmission, the Supplier’s invoices shall be issued in three (3) original copies:

(i) two (2) copies of which shall be sent “For the Attention of the Accounts Department” of the Plant issuing the Procurement Order;

(ii) the third copy shall be sent imperatively with the Product shipping documents.

Each invoice shall bear:

(i) the designation, reference and quantity of the Products delivered, the reference number(s) of each Procurement Order;

(ii) the names and addresses of the Parties;

(iii) any price reduction and any statutory or legal indication;

(iv) amount inclusive of tax, VAT amount which will be specified as a separate line item on all invoices; and

(v) reference to this Contract Airbus/MAT/CON/353(or similar reference clearly identifying this agreement).

5.5	Payment Terms

Unless the Products are rejected during the Counter-Acceptance, the invoices shall be by wire transfer within thirty (30) calendar days from date of invoice.

This lead time runs from the effective delivery date of the Product to the Beneficiary Company’s Plant.

Article 6:  QUALITY

The Supplier agrees to comply with the provisions of the quality instructions of the Purchaser and the Beneficiary Companies as set forth in Appendix 4 (List of Applicable Documents).

6.1	Surveillance by the Aviation Authorities

This Contract relates to a programme placed under the surveillance of the Aviation Authorities. Should a surveillance action be instigated by the Aviation Authorities or on their behalf, the Supplier shall:

(i) communicate to the representatives of the said Aviation Authorities or to the persons mandated by them, any information of a technical nature relating to the Procurement Orders in progress; and

(ii) provide to the above mentioned persons or their representatives free access to the premises where they intend to carry out this surveillance action.

The cost, if any, of such surveillance, and all obligations or consequences thereof may be negotiated between the Supplier and Purchaser.

6.2	Conditions Associated with the Observance of Quality Provisions

6.2.1 Qualification of Supplier/Product Pair

6.2.1.1 Since the Supplier and the Products are qualified by the Purchaser and if necessary by the Beneficiary Companies for the manufacture of the Aerospace Related Products and Aerospace Related Products spare parts, and since such qualification is required to ensure continued airworthiness, the Supplier shall:

(i) deliver all Products to the Purchaser, the Beneficiary Companies and the Customers in compliance with the specifications; and

(ii) use the same manufacturing and inspection processes as those used in the qualification tests, unless otherwise agreed; and

(iii) not change its production site or modify the Products, where the process is fixed, without the approval of the Purchaser; and

(iv) inform the Purchaser forthwith, by registered mail with acknowledgement of receipt, of any event likely to affect the Product’s definition or the manufacturing and inspection processes.

6.2.1.2 If the Supplier/Supplier Product qualification is withdrawn by the Purchaser due to acts or omissions of the Supplier, the Parties shall work together to resolve such issues in a timely manner. In the event that issues related to the Supplier’s qualification cannot be resolved to the satisfaction of the Purchaser the Purchaser reserves the right to terminate this Contract and all associated Orders in accordance with Article 19.2 (Termination for Supplier’s Default). In the event that issues related to Product qualification cannot be resolved to the satisfaction of the Purchaser the Purchaser reserves the right to terminate those provisions of this Contract specifically related to the affected Product and all associated Orders in accordance with Article 19.2 (Termination for Supplier’s Default).

6.2.1.3 The Supplier undertakes to collaborate to the approval of its Products according to the new AIMS and ABS common AIRBUS specifications.

6.2.2 Assessments and Approvals

The Supplier must satisfy the assessments below, performed by the Purchaser or for and on behalf of the Purchaser:

(i) quality system of the manufacturing site according to the twenty topics of PREN 9100;

(ii) logistic system suited to the conditions agreed with the Purchaser.

6.2.3 Improvement of the Means of Production and Organisation

The Supplier shall implement all improvements of the means of production and/or organisation:

(i) deemed necessary by the Supplier to meet Contract requirements under optimum conditions; or

(ii) agreed jointly by the Parties.

6.2.4 Supplier’s Responsibility

The Supplier shall be solely and entirely responsible towards the Purchaser for the fulfilment of its obligations pursuant to the Contract. The qualification, inspection and surveillance actions carried out by the Purchaser, the Aviation Authorities and/or their authorised representatives for the purposes of the Contract’s and/or the Procurement Order’s fulfilment shall not reduce or release the Supplier’s responsibility with respect to the Products manufactured and delivered to the Purchaser under the Contract.

6.3	Inspection, Acceptance, Conformity

The Purchaser shall delegate to the Supplier the responsibility of:

(i) verifying that the Products are, before delivery, in conformity with the requirements defined in the Technical Requirement Specification and the provisions set forth in each Procurement Order and/or the Contract;

(ii) certifying such conformity by a delivery notice operating as a declaration of conformity;

(iii) performing the Product’s acceptance.

Notwithstanding such delegation of responsibility from the Purchaser to the Supplier, the Purchaser reserves the right to perform a Counter-Acceptance of the Products delivered within twelve (12) business days following the date of delivery.

Unless a refusal is notified by the Purchaser to the Supplier further to a Counter-Acceptance for one of the reasons such as listed below, the Products delivered shall be deemed accepted as of the thirteenth (13th) business day following the date of delivery.

If a defect or a Non Conformity is detected on a Product during Counter-Acceptance, the said Product shall be returned to the Supplier under the conditions defined in Article 7.6.1 (Delivery) and the provisions of Article 9 (Delay in Delivery) shall apply.

6.4	Quality Performance—Non Conformity/Defect

6.4.1 Indicators

Product’s quality performance shall be measured using the indicators defined in the document of Appendix 4 (List of Applicable Documents).

6.4.2 NCD Detected During Counter-Acceptance or During Installation on Aerospace Related Product

All NCDs detected by the Purchaser during Counter-Acceptance or installation on the Aerospace Related Product shall be notified in writing to the Supplier. In this case, the Products shall be returned under the conditions of Article 7.6.1 (Delivery) to the Supplier, to be replaced within the lead times required by the Purchaser.

6.4.3 Serious, Repetitive NCDs or high NCD ratio

In the presence of serious, repetitive NCDs or high NCD, detected by the Purchaser, the Purchaser shall notify the Supplier of the same in writing. Upon receipt of this notification, the Supplier shall:

(i) submit to the Purchaser for approval, within eight (10) business days following the notification, the corrective actions it intends to implement; and

(ii) after obtaining the Purchaser’s approval, implement such corrective actions within the time period agreed jointly by the Parties; and

(iii) verify the Products to be delivered are free from any NCD.

In the cases described in Articles 6.4.2. and 6.4.3, the Purchaser shall be entitled to charge the Supplier in accordance with Article 9 (Delay in Delivery).

6.4.3 Information and Communication in Case of NCDs

If NCDs are detected by the Supplier, the Supplier shall inform forthwith the Purchaser, or Beneficiary Company placing the Procurement Order, in writing, specifying the type of NCD, its consequences and the Products delivered affected by the said NCD. This information shall be communicated by the Purchaser to the Customers and the Aviation Authorities.

Any Non Conforming Product shall be subject to a request for concession as per the provisions of Appendix 4 (List of Applicable Documents).

Faulty workmanship and/or hidden defects detected after Product delivery and requiring concessions shall be processed according to the same procedure as that described in Appendix 4 (List of Applicable Documents), and shall have the same consequences.

6.5	Keeping Documents Specific to the Supplier

Until scrapping of the last in-service Aerospace Related Product on which the Product is installed, the Supplier shall preserve all technical documents and especially all certificates of conformity of the Products and technical documents relating to the Products, and shall present them upon the Purchaser’s request. The Supplier agrees not to dispose of them, in any manner whatsoever, without the Purchaser’s prior agreement in writing.

6.6	Failure of the Quality or Logistic Systems—Serious or Repetitive NCDs

In case of failure of the Supplier’s Quality Assurance or Logistic system, or in the cases mentioned in Article 6.4.3 above, and notwithstanding any other right vested in the Purchaser hereunder, the Purchaser reserves the right to call upon the services of an audit company to perform, on the Supplier’s premises and at Supplier’s expenses, the inspection or surveillance of the failing Products or processes.

Such inspection or surveillance shall cease as soon as the corrective measures agreed by the Parties are implemented by the Supplier and deemed satisfactory by the Purchaser.

Article 7:  LOGISTICS

The conditions under which the Supplier shall deliver the Products shall be governed by the provisions defined in:

(i) this Article 7 defining Contract performance in terms of logistics;

(ii) the Interchange Agreement of Appendix 5, duly signed;

(iii) the Logistic Conditions of Appendix 3.

7.1	Performance Conditions

7.1.1 Leadtimes

The lead-times for all Products covered by this Contract shall be subject to the agreed capacity, specified by commodity per year. The Supplier will provide the Purchaser’s relevant Plants with a monthly update on current mill lead-time however, subject to a rolling eighteen (18) month forecast which reflects future needs based upon Aircraft sales, the lead-time shall not exceed forty (40) weeks.

7.1.2 The Purchaser Shall:

(i) improve communication to the Supplier of long term forecasts by transmitting by fax, e-mail or mail the updates of the Aerospace Related Product manufacturing programme in which the Product is integrated on a minimum quarterly basis for each line item and location;

(ii) ensure the forecasts are as close as possible to its needs;

(iii) perform, in collaboration with the Supplier, a feasibility study, especially in case of significant increases of production rates or significant change to the forecasted needs;

(iv) inform the Supplier, in writing, of any changes in its organisation and of any significant events likely to cause a rescheduling of Product that would interfere with the Suppliers operations;

(v) inform the Supplier, in writing, of any changes to its contract with the Sponge supplier which may affect the commercial agreement between the Purchaser and the Supplier, including but not limited to changes to the volume of Sponge to be supplied or the applicable pricing, in which event no changes may be implemented between the Purchaser and the Sponge supplier without the prior approval of the Supplier.

7.1.2 The Supplier Shall:

(i) accept and execute, for the complete duration of the Contract, the Procurement Orders placed in compliance with the terms of the Contract;

(ii) implement all means and procedures necessary to ensure total reliability of Product deliveries;

(iii) adapt its industrial device to suit the changes to the Aerospace Related Product manufacturing Programme communicated by the Purchaser;

(iv) inform the Purchaser within a reasonable period of time, in writing of any significant changes in its organisation, production site and, within a reasonable period of time, of any event likely to cause delay or interruption of the deliveries, and of any exceptional measures taken in order to comply with contractual lead times;

(v) provide monthly indicators on deliveries;

(vi) participate in the logistic reviews initiated periodically by the Purchaser to analyse delivery performance, logistic problems experienced during this period and corresponding corrective actions.

(vii) inform the Purchaser of any changes in its requirements for Sponge, including but not limited to Specification, packaging, transportation or logistics requirements which may require an amendment to the Purchaser’s contract with its Sponge supplier and in particular may have an impact on the purchase price of the Sponge, in which event no changes may be implemented between the Supplier and the Sponge supplier without the prior approval of the Purchaser.

7.2	Interchange Agreement

It is the intention of the Purchaser to promote and develop procurement methods through EDI. Consequently, the Supplier commits to collaborate with the Purchaser for possible implementation of such methods, upon corresponding terms and conditions to be mutually agreed.

7.3	Procurement Methods

The Purchaser shall place Procurement Orders in compliance with the terms of the Contract.

The Procurement Orders may be communicated to the Supplier using either of the following methods:

(i) Procurement Orders in the form of purchase orders;

(ii) Procurement Orders transmitted by EDI.

Irrespective of the method used, a Procurement Order shall specify for each type of supply the reference, the quantity, the date and the place of delivery. In addition, each Procurement Order shall conspicuously reference RTI/EADS Contract Airbus/MAT/CON/353.

7.3.1 Procurement Orders in Form of Purchase Orders

In addition to the above, the Parties agree that any change to an order shall be made under the conditions defined in Article 17 (Contract Amendment).

7.3.2 Procurement Orders by EDI

The Purchaser shall communicate to the Supplier, by EDI, Procurement plans and Delivery calls such as defined below.

7.3.2.1 Procurement Plans

These are comprised of two parts:

(i) one part referred to as “flexible horizon” (FH) corresponding to the Purchaser’s forecasted needs for a given period of time. The Purchaser undertakes to order the total quantity specified in the FH part. The Supplier agrees that the delivery dates specified in this FH part may vary depending on the changes to the Purchaser’s needs.

(ii) another part referred to as “provisional horizon” (PH) corresponding to the Purchaser’s forecasted needs beyond the period of time defined in the FH part. The Supplier agrees that the forecasts of the PH part do not imply any undertaking by the Purchaser in terms of quantities and lead times; they simply enable the Supplier to plan its production and provisioning operations.

7.3.2.2 Delivery Calls

They correspond to Procurement Orders for a firm delivery in terms of quantity and lead time, to an agreed place and according to a delivery cycle specified in the Logistic Conditions. A Delivery Call may be issued out of the Procurement Plan.

7.3.2.3 Maximum Period of Time Between Two Procurement Plans (PP)

Apart from exceptional cases, the maximum period of time between two Procurement Plans has to be agreed between the Parties.

7.4	Acceptance of Procurement Orders

Subject to comply with the terms and conditions of this contract, Procurement Orders placed by way of purchase orders shall be deemed accepted without reservation by the Supplier at the latest fifteen (15) business days following their dispatch, if no refusal or reservation is notified by the Supplier within this period, including if no acknowledgement of receipt is received.

For Procurement Orders placed by EDI, they shall be deemed accepted at a time to be specified in the Interchange Agreement.

7.5	Agreed Procurement Method

The Logistic Conditions specify the procurement method agreed between the Parties and the logistic data exchanged.

7.6	Clauses Common to the Two Procurement Methods

7.6.1 Delivery

On the Delivery Date specified in the Procurement Order, the Products shall be delivered DDU as per the IncoTerms 2000 by the carrier designated by the Supplier, to the place indicated in the Procurement Order. In a case of defect or Non Conformity of a Product delivered to the Purchaser, or in a case of excess Products delivery, the Purchaser, after notifying the Supplier in writing, shall return the Products, the costs and risks associated with the transport of the Product from a Plant to the Supplier’s factory and back shall be borne by the Supplier.

7.6.2 Product Delivery Leadtimes

The Delivery Dates specified in the Procurement Order are binding and determine the date of arrival of the Product to the place of delivery indicated in the Procurement Order, provided such dates are within the agreed forty (40) week maximum limit or as otherwise mutually agreed to in writing between the Supplier and Purchaser.

The Supplier shall notify the Purchaser in writing, within fifteen (15) business days, of any event likely to delay the deliveries, and shall propose new Product delivery lead times as soon as practical thereafter.

Depending on the facts reported and the retrofit plans set up, the Purchaser shall decide whether or not it will grant an extension of the delivery lead time, and hence a modification of the delivery terms defined in the Procurement Order concerned.

Modification of the delivery terms shall be granted to the Supplier only for a delay not due to Supplier’s default or negligence.

For the time of its duration, the sole effect of a delivery lead time extension shall be to avoid the application of the penalties for late delivery under Article 10 (Delay in Delivery) and the risk of Contract termination for Supplier’s default under the conditions set out in Article 19 (Termination).

7.6.3 Documents Accompanying Products Deliveries

The original of the declarations and/or certificates of conformity and/or of airworthiness shall be provided with all Product deliveries. Each Product delivery shall be formalised by a delivery notice issued in duplicate and bearing in particular the following information:

(i) the Procurement Order number;

(ii) the place of delivery;

(iii) the quantities delivered.

7.6.4 Packing and Packaging

The Supplier shall comply with the Purchaser’s and Beneficiary Company’s requirements and instructions in force at the time of delivery.

7.6.5 Risk Transfer, Title Transfer, Retention of Property Title

The risks of loss and damages shall be transferred from the Supplier to the Purchaser in accordance with the IncoTerm defined in Article 7.6.1 above, except if the said loss or damages result from the non fulfilment by the Supplier of one of the packing and packaging obligations, or are due to the Supplier’s negligence.

Transfer of the property title of the Products delivered by the Supplier to the Purchaser shall be effective upon acceptance of the said Products by the Purchaser, provided such acceptance shall take place within five(5) business days of delivery of the Product.

Article 8:  HAZARDOUS MATERIALS AND GOODS

The Supplier shall comply with the applicable regulations in force in the European Union and in such a country in which the Plant has its domicile. For deliveries in France, the following regulations will apply:

(i) “ADR”: refers to the European agreement on international road transport of hazardous goods, and the French by-law (“arrêté”) of December 17, 1998 referred to as “ADR by-law”;

(ii) “IATA”: refers to the regulations of the International Air Transport Association on air transport of hazardous goods, and the French by-law of May 12, 1997;

(iii) “RID”: refers to the regulations concerning international rail transport of hazardous goods, and the French by-law of December 17, 1998 referred to as “RID”;

(iv) “IMDG”: refers to the international code for sea transportation of hazardous goods, and the French by-law of January 27, 1999;

(v) “Hazardous Material”: refers to the goods, preparations, materials or equipment having a content of substances likely to harm individual health, the environment and the goods, for their whole life cycle and whose dangerousness classification may change over time.

Should the Product be classified as a Hazardous Material, and depending on the mode of transport agreed with the Purchaser, the Supplier shall comply, without reservation, with the ADR, IATA, RID and IMDG regulations in force.

Article 9:  DELAY IN DELIVERY

Should the required Delivery Date not be met, as agreed in the appropriate delivery schedule, and except in case of “Force Majeure” or excusable delays, the Supplier shall be automatically deemed to have a Delay in Delivery without any reminder being required from the Purchaser. Excusable delays include, but are not limited to, reschedules at the direction of the Purchaser, Sponge supply related issues which are caused by a material breach by the Sponge supplier of its agreement with the Purchaser, war, riot, acts of government, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes, labor disputes, unusually severe weather and unforeseen equipment breakdowns.

In event of a Delay in Delivery that is not excusable, the Purchaser shall be entitled to claim one percent (1%) of the sales price per week late, up to an agreed price of ten percent (10%) of the value of the overdue Product and respecting a grace period of ten (10) business days.

In addition, the Supplier undertakes to build up buffer stocks in Europe likely to prevent any risk of shortages.

Article 10:  WARRANTIES

The Supplier warrants to the Purchaser that all Materials supplied are:

(i) Free from defects in raw materials;

(ii) Free from defects in workmanship, including without limitation manufacturing processes utilised by the Supplier;

(iii) Free from defects arising from the Supplier’s failure to conform to the Technical Requirement Specifications.

For the purpose of this Contract, the warranty period for all Products supplied shall be thirty six (36) months commencing from the date of delivery of the Product to the Purchaser. The warranty base shall cover the costs of all necessary rework or replacement as well as all reasonable manufacturing cost of the Purchaser, to be mutually agreed upon provision of written justification by Purchaser, if replacement is required.

Article 11:  OFFSET, SALES PROMOTION

The Supplier agrees to support the Purchaser, for the purposes of this Article 11 including the EADS Group and the Beneficiary Companies, in fulfilling its/their present and future offset obligations. The Lead Buyer will be responsible for co-ordinating all requests and additional requirements regarding offset on behalf of EADS and the Beneficiary Companies.

When applicable and no more than twice per calendar year, the Purchaser shall inform the Supplier of it’s offset requirements. Upon request, the Supplier shall submit to the Purchaser within one calendar month of the original request a programme that meets this offset requirement.

Such support from the Supplier shall include:

(i) On the request of the Purchaser the Supplier shall provide the aggregate total value of goods purchased and companies purchased from in the country specified by the Purchaser which may be used for offset purposes by EADS. The total value of offset purchases made by the Supplier in the manufacture of the

Product for this contract in the specified country shall be retained solely for use in the fulfilment of the offset obligations of the EADS Group.

(ii) With the exception of the sourcing of Sponge and applicable pricing, which shall be the responsibility of the Purchaser, the Supplier is solely responsible for all procurement activities related to the purchasing of goods and/or services necessary for the manufacture and supply of the Products from accredited companies approved by the Supplier. Such responsibility is subject to, but not limited to, the commercial viability, performance, technical competence, statutory legal restrictions, contractual restrictions with existing suppliers and production capacity of the company measured at the Suppliers discretion.

Subject to Article 11 (ii) above, the Supplier shall co-operate and work with the Purchaser to make available a target offset value of 5% of the total sales revenue from this contract with the Purchaser in countries specified by the Purchaser.

The Supplier shall inform the Purchaser of any future investment plans in any country which could be used to fulfil this offset requirement provided that information is in the public domain or is covered by an additional confidentiality agreement.

The Purchaser shall assist the Supplier, if so requested by the Supplier, to identify suppliers for goods and/or services in offset countries.

The Supplier agrees to support the Purchaser in obtaining the necessary offset credit acceptances for the purchases in the offset country.

Article 12:  NOTIFICATION

Any notification, invoice or correspondence to be given under this Contract and/or any Procurement Order, shall be in writing in English and delivered by hand or sent by the appropriate means to the addresses below or any other address notified in writing to the relevant Party.

(i) All matters related to this Contract, its amendments and its administration shall be communicated between the EADS Lead Buyer and the Supplier. For information purposes, at the time of signature of this contract, the following are the points of contact:

Purchaser	Supplier
Antoine GAUGLER	David Hall
EADS Lead Buyer	Managing Director
Airbus SAS RTI Europe Limited
31060 Toulouse Cedex, France	Riverside Estate, Fazeley, Tamworth, Staffordshire B78 3RW, ENGLAND
(+33- 561-93-57-21	+44-1827-262266
Copy to:	Dawne S. Hickton,
General Counsel,
RTI International Metals, Inc.
1000 Warren Avenue, Niles, Ohio
44446, USA
+1-330-544-7818
Fax: 1 330-544-7701

(ii) For any notification or communication in connection with the Procurement Orders:

For the attention of the Logistic Department of the Beneficiary Company issuing the Procurement Order, whose postal address is indicated in the said Procurement Order;

(iii) For any notification or communication in connection with the invoices and/or their payment:

For the attention of the Accounts Department of the Beneficiary Company concerned whose address is indicated in each Procurement Order.

Article 13:  CIVIL LIABILITY, INSURANCE

13.1	Civil Liability

Unless otherwise specified in the Contract, the repair cost of damages caused by either Party during Contract performance shall be borne as follows:

13.1.1 For Indemnification of Damage to the Personnel of Either Party:  Damages of any nature whatsoever to the personnel of the Purchaser or the Supplier shall be borne by each Party respectively even if the other Party is liable for the said damages, except in a case of gross negligence. These provisions are limited to the relationship between the Parties and do not prejudice the rights and legal actions which the accident victims, their successors, the Social Security Administration and the welfare organisations are entitled to exercise.

13.1.2 For Indemnification of Damage Caused by Either Party to the Personnel of a Third Party:  Damages of any nature whatsoever caused by either Party to the personnel of a third party shall be settled in compliance with the rules of law.

13.1.3 For Indemnification of Damage Caused by a Party to the Real Property and Movable Goods Property of the Other Party or a Third Party:  Damages of any nature whatsoever caused by a Party to the real property and movable goods property of the other Party or a third party shall be settled in compliance with the rules of law.

The Supplier shall be solely responsible for its Products and the fulfilment of its manufacturing obligations.

The Supplier performing work on the Purchaser’s premises shall provide in relation to the personnel dedicated to the said work:

(i) a certificate stating that the personnel is employed in compliance with the labour law provisions;

(ii) if applicable, a certificate stating that the foreign personnel is authorised to carry out a professional activity in France.

13.2	Insurance

13.2.1 Insurance Policies to be Subscribed

On the date of coming into force of the Contract or before the start of the work performed on the Purchaser’s premises, the Supplier shall communicate to the Purchaser the insurance certificates covering:

(i) General and Professional Civil Liability;

(ii) damages to the goods or aircraft entrusted (Civil liability—damages to third parties due to the goods or aircraft entrusted and damages to the goods or aircraft entrusted);

(iii) Product Civil Liability after delivery and grounding;

In the last two cases, the Supplier shall be entitled, subject to the prior insurers’ approval and against payment of a premium, to adhere to the insurance policies subscribed by the Purchaser for and on behalf of the Purchaser.

The insurance certificates shall mention the amount of the warranties and designate the Purchaser as the direct beneficiary of the indemnities in the case of damages to its property, without any option for deduction from the said indemnities of the franchise applicable to the Supplier.

Under no circumstances shall the franchises applicable to the Supplier be enforceable against the Purchaser.

The Supplier shall be under the obligation to declare to the Purchaser any accident within forty eight (48) hours following its occurrence, or within twenty four (24) hours of Supplier’s knowledge of such occurrence, it being specified that any forfeiture opposed by the insurers against the Supplier due to its activity will imply the obligation for the Supplier to bear the full cost of the prejudice.

The Supplier shall obtain from its insurers full adhesion to the provisions below.

13.2.2 Damage to Goods and Aircraft Entrusted by the Purchaser

The terms “Property entrusted” covers all goods or aircraft leased or entrusted to the Supplier for the performance of the work ordered.

For damages to property and aircraft entrusted, the Purchaser shall indemnify and hold harmless the Supplier, except in cases of wilful damages, gross negligence or wilful misconduct, beyond two hundred thousand Euros (€200,000) per claim for property entrusted by the Purchaser, and beyond three hundred thousand Euros (€300,000) per claim for aircraft entrusted or work performed on the aircraft. The Supplier shall be solely responsible for subscribing an insurance to cover the property and aircraft entrusted for this amount (or their real value if the latter is less than the above threshold). This insurance shall cover the property and aircraft entrusted for their value as new, against all types of insurable risks or damages.

However, if the Supplier holds an insurance the amount of which is higher than the above-mentioned amount, it shall notify the Purchaser of the said insurance and shall not reduce its insurance cover, whose amount shall be the limit of its liability.

The Supplier will notify the Purchaser of any accident within twenty four (24) hours following its occurrence, it being specified that any forfeiture opposed by the insurers and due to the Supplier shall imply for the Supplier the obligation to bear the full cost of the claim.

For any land motor vehicle such as (the list is not exhaustive) lifting or handling equipment, pallet trucks, tow motors, lift trucks, etc., entrusted or leased by the Purchaser, the Supplier will subscribe a Civil Liability insurance policy covering damages to third parties, replacing by subrogation, if applicable, the Purchaser’s insurance cover should the Purchaser’s insurance policy be activated.

13.2.3 Damage to Goods Entrusted by the Supplier

The Supplier and its insurers declare they waive any recourse they would be entitled to exercise against the Purchaser and its insurers following any damage that may affect the Supplier’s movable goods, irrespective of the nature and origin of the damages, except in a case of wilful misconduct by the Purchaser.

13.2.4 General and Professional Civil Liability for Work Performed on the Purchaser’s Premises

The Supplier shall provide evidence of the subscription of a Civil Liability insurance policy covering the damages caused to the Purchaser as a result of the presence of the Supplier’s employees on the Purchaser’s premises.

This insurance shall cover an unlimited amount for body damages and, in the case of consequential material and immaterial damages, a cover at least equal to three million Euros (€3,000,000) per claim, beyond which sum the Purchaser’s insurers will not exercise any recourse against the Supplier.

Any malicious act, gross negligence, inexcusable fault or wilful misconduct, will prevent the Supplier from benefiting of the foregoing waiver.

The Supplier and its insurers agree to waive the right of recourse they would be entitled to exercise against the Purchaser and its insurers following any claim involving the Purchaser’s Civil Liability, except in a case of wilful misconduct by the Purchaser.

13.2.5 Product Civil Liability After Delivery

The Supplier shall subscribe an insurance for an amount at least equal to one hundred and fifty million Euros (€150,000,000) per event and per year of insurance to cover its liability for damages occurring after performance of its services and/or Products delivery pursuant to the Contract which are connected to the said services and/or Products, and more generally for all consequences that may legally be claimed against the Supplier.

This insurance limitation does not constitute a limitation of the Supplier’s civil liability amount after delivery to the Purchaser or any third party.

Article 14:  ACCESS TO SUPPLIER’S PREMISES, AUDITS, INFORMATION

The Purchaser’s representatives will have access during working days and hours, subject to reasonable advance notice:

(i) to the premises where the Products are manufactured, whether these are the Purchaser’s premises or those of the Purchaser’s subcontractors;

(ii) to all technical documentation relating to the Contract, especially to the Industrial Dossier relating to the Product manufacturing industrial process, subject to compliance with the conditions of Article 16.1 (Confidentiality);

(iii) the right, with the Supplier’s assistance, to check the Product manufacturing progress status up to and including the Product acceptance tests performed on the Supplier’s premises.

The representatives of the Aviation Authorities or their delegates, as well as the Customers’ representatives shall have:

(i) access during working days and hours to the premises where the Products are manufactured, whether these are the Purchaser’s premises or those of the Purchaser’s subcontractors, subject to previous agreement and/or the presence of Purchaser’s representatives, and with reasonable advance notice;

(ii) the right, with the Supplier’s assistance, to monitor Product manufacture up to their acceptance on the Supplier’s premises.

For this purpose, the Supplier shall help and facilitate the issuance of all necessary authorisations to access its factories and those of its subcontractors.

Subject to compliance with the conditions of Article 16.1 (Confidentiality), the Supplier shall provide access to all information of any nature whatsoever necessary for the performance of quality, logistic or financial audits by Purchaser’s representatives or third parties duly authorised by the Purchaser.

The Supplier shall communicate annually to the Purchaser its balance sheet and annual report.

Article 15:  PUBLICITY

Except as required by law or regulation, neither Party shall use the other Party’s name, the name of the Aerospace Related Product, or the name of the Products specific to the Purchaser or Supplier for publicity or commercial purposes, and/or for the promotion of its own image, or any other type of publicity, without the other Party’s previous written agreement.

Moreover, neither party shall exhibit or distribute to third parties the Items specific to the other Party, except with that Party’s authorisation in writing.

In addition, it must be noted that no publicity is authorised, even for internal corporate purposes, in the case of suspension or withdrawal of the qualification by the Purchaser, or in the case of Contract termination for Supplier’s default, except as required by law or regulation. If this Contract is determined to be a material contract to Supplier’s business under U.S. Securities laws, Supplier will abide by the public disclosure requirements of such laws but will take all available precautions to seek confidential treatment of the contract by the U.S. Securities and Exchange Commission.

It is expressly agreed that the Supplier may make public announcement of this contract upon execution.

Article 16:  INTELLECTUAL PROPERTY

16.1	Confidentiality

The Parties agree to keep confidential for the whole duration of the Contract and ten (10) years after its expiry and/or termination, the confidential information of any nature or form whatsoever made available to each other in the course of pre-contractual negotiations and Contract performance.

Each Party shall secure for the benefit of the other Party the assurance that the personnel of each Party will observe the confidential nature of the said information for the same ten (10) years after the Contracts expiry and/or termination. Confidential information shall include commercially sensitive information such as, but not limited to, quantities, build rates, corresponding aeroplane programme, pricing and cost, as well as all technological information including manufacturing techniques, product application, information regarding the aeroplane itself or aeroplane sub-components.

The confidentiality obligation shall remain valid as long as:

(i) the information does not belong to the public domain;

(ii) the respective Party has not given its prior approval in writing as to such disclosure.

The confidentiality obligation shall not apply to information:

(i) which is publicly known to belong to the public domain at the time of disclosure;

(ii) which is known legitimately by a Party prior to disclosure, providing however an evidence can be provided by the disclosing Party through supporting documents duly dated;

(iii) which is communicated legitimately by a third party to the disclosing Party.

16.2	Infringement

The Supplier shall indemnify and hold harmless the Purchaser from and against any third party claims relating to the intellectual property of Products delivered to the Purchaser under this Contract, and shall bear all consequences and financial sanctions that may result from the said claims for the Purchaser.

Moreover, the Supplier shall, at its own cost, either obtain the right for the Purchaser to continue using the Products delivered, or replace or modify the said Products so they cease to constitute an infringement, while ensuring the functions defined initially by the Parties, or, if the foregoing is not feasible take back and replace the Products delivered by equivalent Products approved by the Purchaser, without prejudice to the damages that may be claimed to compensate the prejudice sustained by the Purchaser.

In addition, the Supplier hereby declares that any delivery to the Purchaser corresponds, for the Products delivered, to the exhaustion of its intellectual property rights for all countries in the world and that, consequently, no infringement action shall be taken against the Purchaser, its intermediaries and its Customers for the possession, use, repair, import and/or putting on the market of one of the Products delivered by the Supplier to the Purchaser under this Contract.

For the purposes of this Article 16.2 the definition of Sponge shall specifically exclude Titanium Ingot which may be manufactured and supplied by the Purchaser’s Sponge supplier. The Supplier shall indemnify and hold harmless the Purchaser from and against any third party claims relating to the intellectual property of Sponge, procured by the Supplier under this Contract on an Enabled Supplier basis against the Purchaser’s contract for Sponge, and shall bear all consequences and financial sanctions that may result from the said claims for the Purchaser.

This warranty of quiet enjoyment (“garantie d’éviction”) and the associated obligations shall remain effective as long as one of the Aerospace Related Products delivered is operated by the Purchaser.

Article 17:  CONTRACT AMENDMENT

Any modification to any terms of this Contract and/or of a Procurement Order shall be formalised by an amendment signed by duly authorised representative(s) of each of the Parties hereto.

Article 18:  ASSIGNMENT

This Contract has been concluded intuitu personae between the Purchaser and the Supplier. The rights and/or obligations of a Party under this Contract shall under no circumstances be assigned or transferred, or be the subject of a novation, delegation, in whole or in part, without the prior written consent of the other Party; such consent shall not be unreasonably withheld.

Article 19:  TERMINATION

19.1	Termination for Force Majeure

If, by reason of Force Majeure, either Party cannot resume normal fulfilment of its obligations within six (6) calendar months following the date of notification of the said event, this Contract and/or Procurement Orders in progress may be terminated automatically by the other Party without liability for direct or consequential damages. The termination notice shall specify the effective termination date. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account).

19.2	Termination for Supplier’s Default

In case of Supplier’s non compliance or non fulfilment, in whole or in part, of any of its obligations pursuant to this Contract and/or a Procurement Order for reasons other than those due to a case of Force Majeure, the Purchaser may, after formal notice sent by registered mail with acknowledgement of receipt remaining without effect after sixty (60) calendar days, terminate automatically, for Supplier’s default, the Contract and/or Procurement Orders in progress, in whole or in part, without prejudice to the damages the Purchaser would be entitled to claim as an indemnification for the damage sustained.

The notification shall specify the effective date of termination. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account). If:

(i) after initiation of insolvency proceedings against the Supplier, the receiver or the Supplier, with the authorisation of the insolvency judge (“juge-commissaire”), decides not to continue this Contract and/or Procurement Order fulfilment; or

(ii) after initiation of liquidation proceedings due to discontinuance of all business by the Supplier or obvious incapacity of the Supplier to redress the company:

the Purchaser shall be entitled to terminate forthwith this Contract and/or Procurement Orders in progress in whole or in part, by registered mail with acknowledgement of receipt, without compensation to the Supplier. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account).

In the case set forth in Article 20 (Modification of Supplier’s Legal Situation), the Purchaser shall be entitled to terminate automatically this Contract and/or Procurement Orders without compensation to the Supplier by registered mail with acknowledgement of receipt. The notification shall specify the effective termination date. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account).

19.3	Termination for Purchaser’s Default

In the case of Purchaser’s non compliance or non fulfilment, in whole or in part, of any of its obligations pursuant to this Contract and/or Procurement Order for reasons other then those due to a case of Force Majeure, the Supplier may, after formal notice sent by registered mail with acknowledgement of receipt remaining without effect for sixty (60) calendar days, terminate automatically, for the Purchasers default, the Contract and/or Procurement

Orders in progress, in whole or in part, without prejudice to the damages the Supplier would be entitled to claim as an indemnification for the damages sustained.

The notification shall specify the effective date of termination. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account). If:

(i) after initiation of insolvency proceedings against the Purchaser, the receiver or Purchaser, with the authorisation of the insolvency judge (“juge-commissaire”), decides not to continue this Contract and/or Procurement Order fulfilment; or

(ii) after initiation of liquidation proceedings due to discontinuance of all business by the Purchaser or obvious incapacity of the Purchaser to redress the company;

the Supplier shall be entitled to terminate forthwith this Contract and/or Procurement Orders in progress in whole or in part, by registered mail with acknowledgement of receipt, without compensation to the Purchaser. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account).

In the case set forth in Article 20 (Modification of Supplier’s Legal Situation), the Supplier shall be entitled to terminate automatically this Contract and/or Procurement Orders without compensation to the Purchaser by registered mail with acknowledgement of receipt. The notification shall specify the effective termination date. As of the effective termination date, the Parties shall proceed to the termination account in accordance with the provisions of Article 19.4 (Termination Account).

19.4	Termination Account

As of the effective termination date, the Supplier shall cease all operations relating to this Contract and the Procurement Orders so terminated, in its plants and in the plants of its own suppliers and subcontractors. The Supplier shall send immediately to the Purchaser a status report for the Products in progress, accompanied with all necessary justification documents.

The termination account shall not include any expenses corresponding to Product manufacturing activities subsequent to the date of notification of termination, and shall be presented as follows:

(i) At Supplier’s Debit:

•	the amounts already paid to the Supplier by the Purchaser for the Products delivered before the effective termination date,

•	the amount of the penalties due and not paid by the Supplier, and

•	if the termination is due to Supplier’s default:

•	the amount of the expenses incurred by the Purchaser to remedy the Supplier’s default, including but not limited to expenses relating to the transfer of manufacturing to the Purchaser’s plants or to the plants of another supplier, change of site, transfer, installation and adaptation of tools if applicable.

•	damages for all prejudices caused directly or indirectly to the Purchaser as a result of the termination.

(ii) At Supplier’s Credit:

•	the contractual value of the Products manufactured and not delivered, after performance of the acceptance inspections within the limits of the production plan derived from the contractual delivery lead times and cycles;

•	in the event of purchase by the Purchaser, the value of the Products in progress calculated according to the progress status on the basis of the contractual price, within the limits of the above-mentioned production plan, subject to compliance with the Quality requirements;

•	the price of the procurements kept by the Supplier if any, for the purpose of performing the Procurement Orders terminated, if the Supplier cannot use them subsequently to meet third party needs.

The Supplier shall under no circumstances, under the terms of a termination account, receive any amount higher than the amount that would have been payable to it in the case of full execution of the Procurement Orders, or damages.

The Purchaser and the Supplier shall carry out a termination inventory on the stocks, of raw materials, parts, equipment and tools. In this respect, the Purchaser shall instruct the Supplier to deliver or not to deliver, as appropriate, the items listed in the inventory.

Article 20:  MODIFICATION OF SUPPLIER’S LEGAL SITUATION

The Parties shall inform each other of any significant modification that may occur in the composition of the company capital such as changes in majority shareholding, merger, absorption as well as any court decision initiating insolvency proceedings.

The Parties shall inform each other of any acquisition of shareholding, even in the case of a minority shareholding, by any company in the aerospace and defence sector, competing with the other party.

If a third party acquires control, directly or indirectly, of the Supplier’s company the said third party shall guarantee the performance of this Contract and associated Procurement Orders and assume full and joint responsibility for the Supplier’s contractual obligations by an undertaking notified in writing to the Purchaser.

Article 21:  FORCE MAJEURE

A Party (“Party Affected”) shall not be held responsible for the non fulfilment of its contractual obligations due to an event of Force Majeure, i.e. an unforeseeable, irresistible event beyond the control of the Party. In this case, except in the case of a strike, subject to Article 21.2 here below, the contractual obligations of the Party Affected shall be suspended as of the date of receipt of the notification by the other Party.

The notification and all supporting documents demonstrating the reality of such an event shall indicate in particular the foreseeable date of return to satisfactory performance of the Contract and/or Procurement Orders concerned, as well as the measures taken to remedy the consequences of the event of Force Majeure. The Party Affected shall keep the other Party regularly informed of the evolution of the situation.

As soon as the hindrance due to the case of Force Majeure ceases to exist, and subject to the provisions of Article 19.1 (Termination for Force Majeure), the Party Affected shall inform the other Party forthwith and the suspended contractual obligations shall resume for the remaining duration of this Contract and/or Procurement Orders.

Any case of Force Majeure not notified in writing within fifteen (15) business days following its occurrence shall not vest in the Party claiming the case of Force Majeure the right to enforce this Article 21.

In the event of a strike at either Party’s manufacturing facilities, the Party affected by the strike shall:

(i) advise the other Party within five (5) business days;

(ii) make its best endeavour to comply with delivery schedules in force when the strike began;

(iii) in the event that the original delivery schedule will be affected by the strike, provide a recovery plan to be mutually agreed by both Parties within fifteen (15) business days from the notification of the strike.

Article 22:  PRECEDENCE

In the event of any ambiguity or conflict arising between the terms of the different contractual documents below, the order of precedence between all such terms shall be as follows:

(i) the terms of this Contract with the exception of those defined in the Appendices;

(ii) the terms of the Appendices;

(iii) the terms of the Procurement Orders.

Specific technical and/or quality requirements of each Beneficiary Company, owing to the different nature of each Beneficiary Company’s business, shall be more closely defined in the Procurement Order. Should a technical/quality conflict exist between the terms of this contract and the Procurement Order, then the Procurement Order shall have precedence and this precedence shall relate to that technical / quality issue only and shall be valid for the duration of the specific Procurement Order only.

Article 23:  SEVERABILITY

Should any of the provisions of this Contract is found by a Court to be void or unenforceable, the Parties shall negotiate in good faith and agree, within a period of two (2) months commencing on the date of the said Court decision, the terms of a provision which has the same economic and commercial effect as the provision so found to be void or unenforceable. The new provision shall be integrated in this Contract in accordance with the provisions of Article 17 (Contract Amendment).

The Parties agree that, should any of the provisions of this Contract be deemed void or unenforceable, the other provisions of this Contract would remain effective.

Article 24:  ARTICLES AND PARAGRAPH HEADINGS

Articles and paragraph headings in this Contract are included for ease reference only and shall not affect the construction of this Contract.

Article 25:  ENTIRE AGREEMENT

This Contract supersedes any previous declarations, negotiations, undertakings, communications, verbal or written, approvals, arrangements or other commitments made between the Parties in relation to the matters dealt with herein and represents the entire understanding between the Parties in relation thereto.

Article 26:  NON-WAIVER

Any delay or omission of any Party in exercising any of its right, power or privilege under this Contract and/or the Procurement Orders, shall not be construed as a waiver of the said rights and shall not prejudice subsequent application of the same.

Article 27:  FINANCIAL INFORMATION

The Supplier shall provide to the Purchaser on a regular basis financial information and data enabling the Purchaser to assess the Supplier financial soundness/standing. Such information includes, but is not limited to comprehensive profit and loss statements, balance sheets and cash flow statements. The Supplier agrees to provide additional information/comments as necessary from its Chief Financial Officer and its Auditors. Such information shall be regarded as Confidential Information in the meaning of Article 16.1 (Confidentiality) and shall be treated in the manner described therein; provided however, so long as Supplier is a public company, in no event shall Supplier be required to provide information beyond what it is required to provide to its owners.

Article 28:  APPLICABLE LAW AND SETTLEMENT OF DISPUTES

28.1 Applicable Law

This Contract and all Procurement Orders placed in pursuance of the same shall be governed by and construed in accordance with the laws of France.

28.2 Settlement of Disputes

Subject to the provisions of this Article 28, in the event of a dispute, controversy or claim (“Dispute”) arising out of or in connection with the existence, validity, interpretation, performance or termination of this Contract and/or Procurement Order, the Parties shall use their best endeavours to resolve such dispute amicably by negotiations at senior management levels up to the respective Presidents of each Party.

If the Parties fail to resolve the dispute within a period of two (2) months, then such dispute shall be determined and settled by arbitration under the current Rules of Conciliation and Arbitration of the International Chamber of Commerce, by three (3) arbitrators appointed in accordance with the said Rules.

The place of arbitration shall be London, United Kingdom and the arbitration award shall be final and binding on the Parties. The language to be used in the arbitral proceedings shall be English.

28.3 Compliance with Laws

28.3.1 Export Control

Any and all obligations of Supplier to provide the Products, as well as any technical data, shall be subject in all respects to such United States laws and regulations as will from time to time govern the licence and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Purchaser represents and warrants that it will not export or re-export the Products or technical data related thereto except in conformity with such laws and regulations.

IN WITNESS WHEREOF, the duly appointed representatives of the Parties have agreed to execute this Contract in two (2) original copies, each Party retaining one (1) of these copies for their records.

Signed for and on behalf of RTI International Metals Incorporated

Signatures:
Names:	Timothy G. Rupert	David Hall
Titles:	President and CEO	Managing Director
	RTI International Metals Inc	RTI Europe Ltd

Date:

Signed for and on behalf of EADS Deutschland GmbH and the EADS Beneficiary Companies

Signatures:
Names:	Craig Smith	Antoine Gaugler
Titles:	Senior Vice President,	Procurement Titanium Lead Buyer
	Airbus SAS	EADS Deutschland GmbH

Date: